INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company:




We consent to use of our report for Nationwide Life Insurance Company and subsidiaries dated January 30, 2003, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus (File No. 333-104106). Our report for Nationwide Life Insurance Company and subsidiaries refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.





KPMG LLP
Columbus, Ohio
April 28, 2003